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                            FORM 8-K

                         CURRENT REPORT


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  April 22, 1997



Commission            Registrant; State of      IRS Employer
File Number          Incorporation; Address;    Identification No
                      and Telephone Number

1-9513                CMS ENERGY CORPORATION            38-2726431
                     (A Michigan Corporation)
                     Fairlane Plaza South, Suite 1100
                     330 Town Center Drive
                     Dearborn, Michigan 48126
                     (313) 436-9261









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ITEM 5.     Other Events

On April 22, 1997, CMS Energy Corporation announced it led a consortium which was the successful bidder in the Australian State of Victoria's privatization of its Loy Yang A power facility, a 2,000-megawatt, brown coal-fueled plant. Loy Yang A is Victoria's largest electric generating plant and Australia's lowest-cost electric generating facility. The purchase also includes associated coal mine operations supplying both the Loy Yang A and Loy Yang B plants.

The consortium agreed to purchase the Loy Yang A plant and the coal mine at a purchase price of (U.S.) $3.67 billion. The consortium said 77 percent of the acquisition will be project financed by a consortium of banks, with the remaining 23 percent comprised of partner equity.
CMS Energy's independent power subsidiary, CMS Generation, will hold a 50 percent ownership interest. CMS Energy has guaranteed CMS Generation's obligation to make an equity contribution of approximately (U.S.) $500 million to acquire such ownership interest. CMS Energy expects to initially fund CMS Generation's equity contribution from drawings on existing or newly negotiated credit facilities. CMS Energy is negotiating with a group of banks to replace its existing facilities (a $450 million revolving credit and $125 million term loan) with a credit facility or facilities consisting of a combination of unsecured revolving credit and term loan tranches. CMS Energy expects the aggregate borrowing capacity under the new facilities may range from $725 million to $1 billion.

The consortium expects to close the transaction and assume ownership and operating responsibility in May 1997. Loy Yang A will be operated by a jointly-owned operating company, with CMS holding a two-thirds ownership interest.

Loy Yang A is one of the newest and most modern of Australia's brown coal-fueled generating plants, with 73 percent of its electric output committed under power supply contracts over the next 24 months. The coal mine included in the privatization contains two billion tonnes of proven coal reserves, enough to serve the coal supply needs of the Loy Yang A and Loy Yang B plants for 50 years as well as the coal needs of a 1,000 megawatt plant expansion. The mine has a supply contract with the 1,000-megawatt Loy Yang B electric generating plant.


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                           SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                               CMS ENERGY CORPORATION



Dated:   April 24, 1997        By:   /s/ Alan M. Wright
                                   ---------------------------
                                   Alan M. Wright
                                   Senior Vice President,
                                    Chief Financial Officer
                                    and Treasurer



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